EX-99.(P)(31)

CODE OF ETHICS--GIFTS, ENTERTAINMENT,

POLITICAL CONTRIBUTIONS AND OUTSIDE ACTIVITIES POLICY

I.	INTRODUCTION

The following Gifts, Entertainment and Political Contributions Policy and its corresponding procedures have been jointly adopted by New Mountain and New Mountain BDC. New Mountain attempts to minimize any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised. One possible area of fiduciary concern relates to the acceptance of gifts or entertainment from third parties with which New Mountain or its clients, including New Mountain BDC, do business.

As a general rule, no Access Person may solicit, give or receive any gift that could influence decision-making or make a person beholden, in any away, to another person or company that seeks to do or is currently doing business with the Firm. In addition, depending upon an Access Person’s individual responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment Access Persons may give or receive.

II.	GIFTS & ENTERTAINMENT POLICY

A.	Providing Business Courtesies

The Firm is committed to competing solely on the merit of its products and services. New Mountain Access Persons should avoid any actions that create a perception that favorable treatment of outside entities by the Firm was sought, received, or given in exchange for personal business courtesies.

Any Access Person who offers a business courtesy must assure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Firm. In addition, an Access Person may never use personal funds or resources to do something that cannot be done with Firm resources. No Access Person may provide or offer to provide any gifts to vendors or third parties (including investment banks, underwriters or lending entities) with whom or with which the Firm or its affiliates conducts, or is considering conducting, business without the consent of the CCO (or a Compliance Representative). A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value.

Although customs and practices might differ among the many marketplaces in which the Firm conducts its business, Firm policies regarding business courtesies are substantially similar within the U.S. and elsewhere throughout the world. As a matter of respect for the rich and diverse business customs practiced in the international markets in which the Firm does business, the Firm recognizes that permissible business conduct might differ somewhat based on local ethical business practices. Nonetheless, the actions of all Firm personnel, even internationally, must always be consistent with Firm policies and procedures.

Specific requirements and restrictions apply regarding the offering of business courtesies to government officials or employees (both foreign and domestic, including, with respect to foreign government officials, the Foreign Corrupt Practices Act). For example, on September 14, 2007, President

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Bush signed into law the Honest Leadership and Open Government Act of 2007. This law, which went into effect on January 1, 2008, made substantial changes to the prohibitions and limitations on gifts to members of Congress and their staff, and other federal employees. This law is complex, extremely restrictive and provides for harsh penalties (i.e., up to five (5) years imprisonment and up to $200,000 in fines). Laws, rules and regulations concerning appropriate meals, gifts and entertainment to government officials and employees can also vary depending on government branch, state, or other jurisdiction.

It is against Firm policy to offer or give a business courtesy to government officials or employees (or any other individual) unless the regulations applicable to that individual permit acceptance of the business courtesy. Accordingly, Access Persons are prohibited from offering or giving any gift or business courtesy whatsoever to government officials or employees in any state in which New Mountain has an existing public pension fund Investor.

In states where New Mountain does not have an existing public pension fund Investor, Access Persons may not provide or offer to provide any gift or business courtesy whatsoever to government officials or employees without first consulting with and securing the approval of the CCO. Further, all gifts and/or entertainment to existing Investors that are State or Local pension plans are prohibited.

If you are unsure of applicable laws, rules and regulations with respect to providing business courtesies in any circumstance, you should consult with the CCO.

B.	Receiving Business Courtesies

No Access Person should obtain any material personal benefits or favors because of his or her position with the Firm. Each Access Person’s decisions on behalf of the Firm must be free from undue influence. No Access Person shall ask for, or accept, any gifts from vendors or third parties with whom or which the Firm or its affiliates conducts, or is considering conducting, business, without the consent of the CCO. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other transfers of cash or items of value. This policy does not prohibit the receipt of occasional or nominal non-cash gift items (without the consent of the CCO), such as holiday gifts, so long as the amount received by an Access Person from any one individual or entity over a calendar year does not exceed $500.

The foregoing is not intended to prohibit the acceptance or provision of normal amenities and entertainment that facilitate the handling of the Firm’s business, such as business luncheons, dinners or other non-extravagant activities. Thus, normal and customary entertainment (i.e., business meals and entertainment where the person providing the entertainment is present) is acceptable. No Access Person may provide or accept extravagant or excessive entertainment to or from an Advisory Client or any person or entity that does or seeks to do business with or on behalf of the Firm. Any event that an Access Person wishes to attend and which the Access Person reasonably expects to exceed $1,000 in value must be approved in advance by the CCO (or a Compliance Representative).

In the event that an Access Person wishes to receive a gift or attend a meal or event which that Access Person reasonably expects to exceed the limits described above, the Access Person shall complete a Gift & Entertainment Request on the PTCC system. The CCO utilizes the PTCC system (and other supporting documentation where necessary) to maintain a log of all requests and the determinations made with respect thereto.

If an Access Person has any questions with regard to whether certain entertainment is permissible pursuant to this policy, such Access Person should contact the CCO.

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C.	Anti-Corruption

Anti-bribery and anti-corruption statues in the U.S. and the U.K. are broadly written, so Access Persons should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value. New Mountain maintains a separate Anti-Corruption Manual under separate cover.

III.	POLITICAL ACTIVITIES

New Mountain encourages its Access Persons to be actively involved in the civic affairs of the communities in which they live. When speaking on public issues, however, Access Persons should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of New Mountain.

The SEC, along with certain states, municipalities, and public pension plans, have adopted regulations limiting or completely disqualifying a firm from providing services to, or accepting placements from, a government entity if certain political contributions12 are made or solicited13 by the Firm, certain of its Employees, or, in some instances, an Employee’s spouse, domestic/civil union partner or immediate family members residing in the same home.14 Under these so-called “pay to play” regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee (i.e., PAC) or other political organization at practically every level of government (including local, state and federal15) may preclude the Firm from providing services to, or accepting placements from, the applicable government entity and may compel the Firm to reimburse compensation received by the Firm in connection with such services or placements.

Every Access Person, and his/her Family Members, are to refrain from making or soliciting any contributions in any amount to any federal, state, county or local political campaign, candidate or officeholder, political party committee, PAC or other political organization of any nature, without the prior written approval of the CCO.

Every Access Person of the Firm, his/her spouse, civil union partner, and/or immediate family member residing with such Access Person is to refrain from making or soliciting any contributions in any amount to any federal, state, county, or local political campaign, candidate or officeholder, or organization of any nature, without the prior written approval of the CCO (or Compliance Representative). Access Persons must complete this pre-approval request on their own behalf (or where applicable, on behalf of his/her spouse, civil union partner, and/or resident family members) in the event that they wish to make or solicit any such contributions, and must also provide any follow-up information and/or documentation requested by the CCO (or Compliance Representative) in connection with such

[12]

Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services) or anything else of value provided for the purpose of influencing an election for a federal, state, or local office, including any payments for debts incurred in such an election.

[13]

Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign, or political organization, including direct solicitation, hosting of events, and/or aggregating, coordinating, or “bundling” the contributions of others.

[14]	All such spouses, domestic/civil union partners, and resident immediate family members are hereinafter referred to as “Family Members.”
[15]

Federal contributions are often acceptable, although may be problematic if they involve a candidate who is currently a state or municipal official. For this reason, proposed federal contributions are included under this policy and are not to be made without prior written authorization of the CCO.

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request, including any associated invitations, solicitations, correspondence, e-mails, or other documents received or sent by or on behalf of the Access Person (or such related persons referenced above). Any supporting documentation must be provided to the CCO (or Compliance Representative) via separate email upon request.

Any Access Person (or Family Members) wishing to make or solicit any such contributions must submit an electronic Political Contribution Request to the CCO using the PTCC system. Such submission shall include all pertinent information related to the proposed contribution, including, but not limited to, the amount of the contribution, the name of the intended recipient, the nature of the recipient candidacy, whether the proposed recipient holds an existing political office (whether local, state or federal), and whether the Access Person is legally entitled to vote for the proposed recipient.

Because of the serious nature of the sanctions applicable to a pay to play violation, requests to make contributions to candidates seeking election to state and local offices generally will not be approved. In select instances, the CCO may grant an exception to this policy. Those instances may include situations where the Access Person is legally entitled to vote for the candidate, in which case the request may be approved up to $250, or where it is clear that a proposed contribution to a state or local official is not only lawful, but clear of potential conflicts. In all instances, such exceptions will be logged, documented and preserved pursuant to applicable recordkeeping requirements.

The Firm expects that every Access Person will explain the importance of compliance with this policy to his/her Family Members, and ensure their clear understanding of the obligation to follow these requirements. Moreover, the applicable laws in this area are complex and a trap for the unwary -- no Access Person should attempt to decide for him or herself whether a contribution is prohibited or permissible. Access Persons are responsible for complying with and tracking their own political contribution limits.

Indirect Violations

The pay to play laws also prohibit actions taken indirectly that the Firm or its Access Persons could not take directly without violating the law. For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution. Such indirect violations may trigger disqualification of the Firm and result in other sanctions, including possible criminal penalties. If any Access Person learns of facts and circumstances suggesting a possible indirect violation, that Access Person must report such facts and circumstances to the CCO immediately.

Periodic Disclosure

In order to ensure compliance with this policy, the CCO may also require that new Access Persons, prior to or upon commencement of employment, report to the CCO any political contributions made in the prior two (2) years in order to verify compliance with applicable pay to play laws or regulations.

CCO Supervision and Reporting

All requests to make political contributions and a record of all the determinations made by the CCO in connection therewith are maintained in the PTCC system.

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IV.	LOBBYING ACTIVITIES

A.	Introduction

In the wake of recent scandals involving alleged and actual misconduct by placement agents and others soliciting government clients, the state of California and New York City have recently enacted legislation that requires individuals and entities who communicate with public pension officials, their staffs, and certain other government officials on behalf of an investment manager to register as “lobbyists.” In some instances, this requirement applies to internal Access Persons, as well as outside third-parties engaged by the Firm.

Registration as a lobbyist requires the Firm and the affected Access Persons to complete lobbyist registration forms, submit periodic disclosures to the government, and become subject to other regulations, including limitations on contingent compensation. Violations of these laws expose the Firm and the affected Access Person to potential civil, administrative, and criminal fines and penalties, and may result in disciplinary action against the Access Person up to and including termination of employment. Thus, it is imperative that the Firm be informed of its Access Persons and their Family Members’ past and present communications to and with elected officials and public pension systems.

B.	Definitions

“Communication” is defined broadly in the new laws and may include activities such as the following

●	Speaking in person or by telephone;
●	Corresponding by letter, email, or other means;
●	Responding to questions/inquiries from a government official;
●

Testifying or appearing before a governmental agency, commission, authority, or other entity in connection with an investment placement, contract, bid, or other economic transaction with a public pension fund;

●	Communicating in order to retain or expand business with an existing public pension fund client;
●	Any other attempt to influence the decision-making of a government official in connection with a placement or investment; or
●	Conducting any of these activities through an agent or other third-party.
●	“Government officials” includes the following state of California and New York City officials:
o	any manager, employee, staff, or other personnel at any public pension fund in California (State, county, or local) and New York City;
o	any member of the Board of Trustees or similar governing body, whether elected or appointed, of a public pension fund and that member’s staff; and
o	any elected official or candidate who has oversight or appointment power over a public pension fund (e.g., Comptroller, Treasurer, Mayor, Governor), and that elected official’s staff.
●	“Public pension funds” include all governmental retirement and pension funds existing in California at all levels of government (State, county, and local) and those in New York City.[16]

[16]

The public pension funds in New York City include the following: New York City Employees’ Retirement System (NYCERS); New York City Teachers’ Retirement System; New York City Board of Education Retirement System; New York Fire Department Pension Fund; and New York Police Pension Fund.

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C.	Compliance Requirements and Procedures

Any Access Person or Family Member who wishes to engage in communication (as described above) with a government official in California or New York City must seek, in writing, pre-authorization from the CCO. Such communication may proceed only upon written confirmation from the CCO.

If a determination is made that an Access Person or Family Member must be registered as a lobbyist in a particular jurisdiction, that Access Person or Family Member may thereafter engage in communications with government officials so long as the Access Person or Family Member is a registered lobbyist in good standing in that jurisdiction. The Access Person or Family Member must also comply with all government regulations and additional Firm requirements that apply to a registered lobbyist. Information regarding such regulations and requirements will be provided by the CCO to the affected Access Person or Family Member as needed.

Any Access Person or Family Member who has engaged in communications with a government official in California or New York City that was not pre-authorized in writing pursuant to this Policy must immediately contact the CCO.

V.	OUTSIDE BUSINESS ACTIVITIES AND SERVICE AS OFFICERS, TRUSTEES AND/OR DIRECTORS OF OUTSIDE ORGANIZATIONS

Access Persons and Senior Advisors are often asked to serve as directors, trustees or officers of outside organizations. These organizations may include public or private corporations, limited and general partnerships, endowments, and foundations. Service with organizations outside of the Firm may, however, raise regulatory concerns, including creating potential conflicts of interest and providing access to material nonpublic information. As a result, Access Persons and Senior Advisors may not accept such requests or nominations without prior approval of the CCO, unless such request was made by New Mountain or New Mountain BDC. Prior CCO approval is also not required in cases in which Access Persons and Senior Advisers serve with charitable foundations, non-profit organizations or civic/trade associations, except where the service involves the provision of or input on investment advice (such as sitting on the investment or audit committee of a non-profit organization).17 Compliance approval is facilitated by recording an Outside Affiliation on the PTCC system and completing an Outside Activity Approval Form including information pertaining to the Access Persons proposed duties in connection with the outside activity, amount of time dedicated to the outside activity, and any economic benefits received by the Access Person.

In certain instances, the Firm may determine that it is in the best interest of its Advisory Clients for an Access Person or Senior Advisor to serve as an officer or director of an outside organization, including a portfolio company. For example, a portfolio company held by an Advisory Client may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. By appointing an officer or director to the board of that portfolio company and taking a more active management role, the Firm may be in a better position to satisfy its fiduciary obligations to its Advisory Clients.

As an outside board member or officer, it is critical that Employees coordinate their service with the CCO to ensure appropriate protection of and conduct with respect to any confidential information. If Access Persons and Senior Advisors are members of the board of directors of any company, including a

[17]

While service with charitable foundations, non-profit organizations or civic/trade associations is not subject to CCO approval, Employees and Senior Advisors should advise the CCO of any such engagements by recording them in PTCC. The CCO shall maintain a log of such activities and monitor for conflicts if and as the CCO determines to be reasonably necessary and appropriate.

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portfolio company, specific trading restrictions may apply to both the Firm and its Access Persons. Additionally, in cases where New Mountain may have a business relationship with the outside organization or may seek a business relationship in the future, the Access Person or Senior Advisor must be appropriately screened from involvement in any decision by New Mountain to enter into or to continue the business relationship with that organization.

Access Persons and Senior Advisors are prohibited from engaging in the outside activities described above without the prior written approval of the CCO in consultation with Senior Management. Approval will be granted on a case-by-case basis, subject to proper consideration and resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues (actual or apparent) can be satisfactorily resolved. All outside activity requests and a record of all the determinations made by the CCO in connection therewith are maintained in the PTCC system.

VI.	ACKNOWLEDGEMENT

Each Access Person must annually execute an electronic acknowledgement on the PTCC system with respect to the IA Compliance Manual, including the Code and this Gifts, Entertainment, Political Contributions and Outside Activities Policy.

VII.	REVIEW BY CCO

The CCO (or a Compliance Representative) will monitor and review pertinent documentation to review and verify compliance with this Policy. The results of this review may be reported to New Mountain’s Senior Management and to the board of directors of New Mountain BDC in connection with the CCO’s periodic reports described elsewhere in this Code.

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CODE OF ETHICS: GENERAL1

I.	INTRODUCTION

This Code of Ethics (the “Code”) has been jointly adopted by New Mountain Capital, L.L.C. and its advisory affiliates set forth below that perform investment advisory services (collectively referred to as “New Mountain” or the “Firm”) and New Mountain Finance Corporation (referred to herein as “New Mountain BDC”) in order to establish applicable policies, guidelines, and procedures that promote ethical practices and conduct by all New Mountain and New Mountain BDC employees, officers, directors and other persons, and that prevent violations of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “Company Act”), where applicable. This Code has been adopted by New Mountain and New Mountain BDC in accordance with Rule 206(4)-7 of the Advisers Act and Rule 17j-1 of the Company Act, respectively. All recipients of the Code must read it carefully and should retain a copy for future reference. Additionally, as set forth below, recipients must certify at least annually (or upon request by New Mountain) that he or she has read, understands, is subject to and has complied with the complete Investment Adviser Regulatory Compliance Manual (the “IA Compliance Manual”), including the Code.

The Code consists of several policies primarily designed to address potential conflicts of interest, including:

•	the Personal Investment Policy,
•	the Inside Information Policy, and
•	the Gifts, Entertainment, Political Contributions and Outside Activities Policy.

New Mountain and New Mountain BDC require that all employees, officers and directors (and any Senior Advisor classified as an “access person” for purposes of Advisers Act Rule 204A-1 and Company Act Rule 17j-1) of New Mountain and New Mountain BDC observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way, including through indirect acts by family members or other associates.

All activities involving New Mountain BDC and New Mountain’s management of assets of registered investment companies are subject to the Company Act. In addition to this Code of Ethics, New Mountain BDC has adopted additional policies and procedures set forth in the New Mountain BDC Regulatory Compliance Manual (the “BDC Manual”). The obligations set forth in the Code and the IA Compliance Manual are in addition to and not in lieu of the policies and procedures set forth in the Firm’s Employee Handbook.

About New Mountain

New Mountain’s investment advisors include (i) ; (i) New Mountain Capital I, L.L.C., which advises New Mountain’s first private equity fund, New Mountain Partners, L.P.; and (ii) New Mountain Capital, L.L.C., which advises the following private equity funds: New Mountain Partners II, L.P., New Mountain Partners III, L.P. and New Mountain Partners IV, L.P. (collectively, the “Private Equity

1 Except where otherwise stated, all references to required CCO approval shall be interpreted as approval by the CCO or a Compliance Representative.

Funds”), (iii) New Mountain Vantage Advisers, L.L.C., which advises a public equity fund and its parallel investment vehicles (collectively, the “Vantage Funds”), (iv) New Mountain Finance Advisers BDC, L.L.C., which advises New Mountain BDC; and (ii) New Mountain Finance Corporation (“NMFC Adviser”), which advises NMFC Senior Loan Program I, L.L.C. (“NMFC SLP I”) (together with the New Mountain BDC, the “Credit Funds”), New Mountain sources investment opportunities, conducts industry research, performs diligence on potential investments, structures investments and monitors portfolio companies on an ongoing basis on behalf of all of its managed funds and accounts (each referred to throughout the Code and IA Compliance Manual as a “Fund,” “Client” or “Advisory Client”). New Mountain seeks to diversify the portfolios of its Advisory Clients by company type, asset type, transaction size, industry and geography. New Mountain’s disciplined and consistent approach to origination, portfolio construction and risk management is designed to allow it to achieve compelling risk-adjusted returns for its Advisory Clients.

About New Mountain BDC

New Mountain BDC is an Advisory Client of New Mountain Finance Advisers BDC, L.L.C., which operates as a direct lender that has elected to be regulated as a business development company under the Company Act. New Mountain BDC targets private debt transactions, generally ranging in size from $10 to $50 million, to borrowers principally located in North America. New Mountain BDC’s private debt transactions are generally structured to combine elements of both equity and fixed-income investments and may take the form of secured loans to corporate and asset-based borrowers, and may utilize structures such as sale leaseback transactions, direct asset purchases or other hybrid structures that we believe replicate the economics and risk profile of secured loans. New Mountain BDC may also selectively make subordinated debt and equity investments in borrowers to which it has extended secured debt financing.

II.	STATEMENT OF STANDARDS OF BUSINESS CONDUCT

As a fundamental mandate, New Mountain demands the highest standards of ethical conduct and care from all of its employees, officers, and directors (together, “Employees”), as well as from those Senior Advisors who have been designated as “access persons” by New Mountain pursuant to Rule 204A- 1 of the Advisers Act (collectively with Employees, “Access Persons”).

All Access Persons must abide by this basic business standard and must not take inappropriate advantage of their position with the Firm. Each Access Person is under a duty to exercise his or her authority and responsibility for the primary benefit of our Advisory Clients and the Firm and may not have outside interests that inappropriately conflict with the interests of the Firm or of the Firm’s Advisory Clients. Each Access Person must avoid circumstances or conduct that adversely affect, or that appear to adversely affect, New Mountain or New Mountain’s Advisory Clients. Every Access Person must comply with applicable federal, state and local securities laws and must report violations of the Code to New Mountain’s Chief Compliance Officer, (the “CCO”).2 New Mountain will provide every Access Person and each non-Employee director of New Mountain BDC with a copy of the Code. Access Persons should maintain a copy of the Code in their personal files for reference purposes. The Code and any amendments are available at all times from the CCO and on the compliance section of the G: drive on New Mountain’s internal systems.

[2]

The CCO has reserved the right to delegate certain compliance-related responsibilities to individuals both inside and outside the Firm to a qualified designee, referred to in this IA Compliance Manual as a Compliance Representative.

III.	DEFINITIONS

The capitalized terms below have the given definitions for purposes of the Code and the IA Compliance Manual:

A.

“Access Person” with respect to New Mountain means (A) any Employee, officer, partner, director or Senior Advisor[3] of New Mountain (or persons with similar consulting roles with respect to New Mountain); (B) any person that provides advice on behalf of New Mountain and is subject to supervision and control of New Mountain; and (C) any New Mountain BDC Director who, in the case of (B), (i) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Client (including New Mountain BDC); (ii) is involved in making securities recommendations to Clients (including New Mountain BDC); or (iii) has access to such recommendations that are nonpublic; and (D) any person that: (i) has regular or recurring access to the Firm’s office, systems and/or facilities, pursuant to a consulting, staffing, office-sharing or similar arrangement, such that they could reasonably be expected to have access to nonpublic information as determined by purchase or sale of a security (e.g., Portfolio Manager); (ii) participates in the determination of trade recommendations (e.g., investment analyst); (iii) effects a securities transaction (e.g., Operations or trading personnel); or (iv) has knowledge concerning which securities are being recommended to be purchased or sold (e.g., certain Finance and Administrative personnel).

B.

“Advisory Client” means any individual, group of individuals, partnership, trust, company or other investment fund entity for whom New Mountain acts as investment adviser. For example, New Mountain BDC is an Advisory Client. For the avoidance of doubt, Advisory Clients include public and private pooled investment vehicles and managed accounts managed by New Mountain, but do not include the individual investors in such funds (“Investors”), although certain protections afforded Advisory Clients pursuant to the Code and the IA Compliance Manual do extend to Investors through Rule 206(4)-8 of the Advisers Act. Except as may otherwise be stated, the terms “Advisory Client” and “Client” are used interchangeably throughout this IA Compliance Manual.

C.

“Advisory Person” shall mean any New Mountain Access Person who, in connection with his or her regular functions or duties: (i) makes any recommendation for the purchase or sale of a security (e.g., Portfolio Manager); (ii) participates in the determination of which recommendation shall be made (e.g., investment analyst); (iii) effects a securities transaction (e.g., Operations or trading personnel); or (iv) has knowledge concerning which securities are being recommended to be purchased or sold (e.g., certain Finance and Administrative personnel and others who regularly have access to trade blotter information and related documentation).

[3]

The CCO, in consultation with Senior Management, will determine whether a Senior Advisor is an Access Person on a case-by-case basis depending on the Senior Advisor’s role and responsibilities with respect to New Mountain, and his or her access to New Mountain’s facilities, systems, information and level of involvement in the investment management process.

D.	“Affiliate” shall mean any company, partnership or other entity that is controlled by or under common control with New Mountain.[4]

E.

“Affiliate Account” means: (i) the personal securities account of an Access Person or the account of any Family Member, as defined herein; (ii) the securities account for which any Access Person serves as custodian, trustee, or otherwise acts in a fiduciary capacity or with respect to which any such person either has authority to make investment decisions or from time to time makes investment recommendations; and (iii) the securities account of any person, partnership, joint venture, trust or other entity in which an Access Person or his or her Family Member has “Beneficial Ownership” or other “Beneficial Interest.”

F.

A security is “Being Considered for Purchase” when a recommendation to purchase a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. In all cases, a security which has been recommended for purchase pursuant to an Investment Committee (as defined below) memorandum, presentation or due diligence package, or other formal Investment Committee recommendation shall be deemed to be a security Being Considered for Purchase.

G.

“Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a security or derive a monetary, pecuniary or other right or benefit from the purchase, sale or ownership of a security (e.g., interest payments or dividends).

H.

“Beneficial Ownership” of a security or account means, consistent with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 16a-1(a)(2) thereunder, ownership of securities or securities accounts, by or for the benefit of a person or his or her Family Members. Beneficial Ownership specifically includes any security or account in which the Access Person or any Family Member holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose of, or the ability to direct the acquisition or disposition of, a security or securities accounts), directly or indirectly (e.g., by exercising a power of attorney or otherwise).

I.

“Client” means any New Mountain Advisory Client. This term includes clients from which New Mountain receives no compensation, such as family members of your supervised persons. This term does not include clients that are not Investment Advisory Clients.

J.

“Compliance Representative” means a New Mountain Access Person or consultant engaged primarily in compliance-related matters or otherwise identified and designated by the CCO to perform compliance-related duties on behalf of the Firm.

K.	“Disinterested Director” means a New Mountain BDC Director who is not an interested person of New Mountain BDC within the meaning of Section 2(a)(19) of the Company Act.

[4]

New Mountain and New Mountain BDC are subject to numerous restrictions with respect to Affiliates as defined in the Company Act. Please refer to the BDC Manual for an alternative definition of “Affiliate” pursuant to the Company Act and policies intended to govern the restrictions on affiliate transactions.

L.

“Exempt Security” is any security that falls into any of the following categories: (i) registered open-end mutual fund shares that are not managed, advised, or affiliated with New Mountain Capital (for the avoidance of doubt, all New Mountain Capital advised or sub-advised funds are not exempt and must be reported); (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the U.S. Government, its agencies, or instrumentalities (e.g., FNMA, GNMA).

M.

“Family” (definition for Conflicts of Interest purposes only) includes your spouse or domestic partner, children, parents, siblings and in laws, whether or not you share the same household, and any other person with whom you share the same household.

N.

“Family Member” means the spouse, child, parent, sibling or other relative (whether related by blood, marriage or otherwise) of an Access Person, who either resides with, or is financially dependent upon the Access Person, or whose investments are controlled by that person. The term also includes any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the Access Person, such as a domestic partner or spousal equivalent and any person considered a “significant other.”

O.

“Financial Service Company” includes any entity that is engaged in the business of providing financial services, including, without limitation, broker, dealers, investment advisers (registered and unregistered), commercial banks, investment banks, private investment funds (including hedge funds and private equity funds), custodians and administrators.

P.

“Funds” means The Funds advised by new Mountain, including new Mountain Partners, L.P., New Mountain Partners II, L.P., New Mountain Partners III, L.P., New Mountain Partners IV, L.P., New Mountain Vantage, L.P. and New Mountain Finance Corporation, as well as the respective parallel funds or vehicles of each Fund (each a “Fund” or collectively, the “Funds”).

Q.

“Investment Committee” means the group or groups of Advisory Persons, as such committee(s) may be established from time to time, who have primary authority for the monitoring and supervision of investment decisions for New Mountain on behalf of an Advisory Client.

R.	“Investor” is an underlying owner of a Fund.

S.

“Investor Relations Representative” means a New Mountain Access Person or consultant engaged primarily in Investor relations matters or otherwise identified and designated by the CCO or Senior Management to perform Investor relations-related duties on behalf of the Firm.

T.	“New Mountain BDC Director” means any person who serves as a director on the board of directors of New Mountain BDC, including Disinterested Directors.

U.

“New Mountain BDC Portfolio Security” means, with respect to a New Mountain BDC Director, any Security of an issuer in which he or she knows, or, in the course of his or her duties as a New Mountain BDC Director, should have known, New Mountain BDC has a current investment or with respect to which a Security is Being Considered for Purchase by New Mountain BDC.

V.	“Personal Securities Trade” means a trade in a Security (as defined below) in which an Access Person or a Family Member has a Beneficial Ownership or other Beneficial Interest.

W.	“Portfolio Manager” means the investment professional(s) with primary investment authority for a particular New Mountain Advisory Client.

X.

“Private Placement” (definition for Code of Ethics purposes only) includes investments in private funds (e.g. hedge funds or private equity funds excluding New Mountain funds), venture capital funds, real estate funds and investments in a private company (e.g. LLCs, start-ups, etc.).

Y.

“Reportable Security” means every Security in which an Access Person or a Family Member has a Beneficial Ownership or other Beneficial Interest except that a Reportable Security shall not include an Exempt Security (as defined above).

Z.	“Reportable Security Holding Period” means a period of no less than 60 calendar days.

AA.

“Security” means any note, stock, treasury stock, bond, debenture, loan, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

BB.

“Senior Advisor” means any person engaged by New Mountain in a formal consulting or advisory capacity who is not otherwise an Access Person of the Firm. Senior Advisors, based on the nature of their consulting services, each may have differing levels of access to (i) the Firm’s facilities, (ii) nonpublic information regarding any Clients’ purchase or sale of securities, (iii) nonpublic information regarding the portfolio holdings of any New Mountain Client or (iv) the Firm’s investment recommendations, or participation in the investment management process. For these reasons, Senior Advisors are classified as being either “Access” or “Non-Access” persons for purposes of Rule 204A-1 and the Firm’s Code of Ethics, and their designation is periodically evaluated to confirm the appropriate classification over time. While some of the policies and procedures contained in this Investment Advisory Regulatory Manual may apply broadly to all Senior Advisors, other policies and procedures may only apply to persons designated as either a “Senior Advisor – Access” or “Senior Advisor: Non-Access.”

CC.	“Senior Management” means Steven B. Klinsky and all executive officers of New Mountain and any other person designated by him to review and consider legal, compliance and/or regulatory matters.

DD.

“Service Provider” includes any person who, or entity which, provides any services to New Mountain or the Funds, including, without limitation, any broker, dealer, administrator, law firm, accounting firm, lender, advisor (including investment banks and their employees) or consultant.

IV.	GUIDELINES AND PROCEDURES

A.	General Guidelines

All New Mountain Access Persons must disclose to the Firm any interest they may have in an entity that is not affiliated with New Mountain and that has a known business relationship with the Firm. All New Mountain BDC Directors must disclose to New Mountain BDC any interests they may have in any entity that is not affiliated with New Mountain BDC and that has a known business relationship with New Mountain BDC. Disclosure in this area must be timely so that New Mountain may consider the matter and take appropriate action to mitigate or address potential conflicts of interest. New Mountain and New Mountain BDC recognize, however, that they have business relationships with many companies and that certain interests and activities such as owning a relatively small interest in publicly traded securities of such organizations, serving as a trustee of a family trust, participating in a non-profit organization (provided such service does not involve the provision of investment advice on behalf of such organization), do not necessarily give rise to a conflict of interest.

B.	Procedures and General Prohibitions

1.

From time to time, New Mountain Access Persons or Senior Advisors may be invited to join the board of directors or accept board observation rights of New Mountain portfolio companies or outside entities, or accept opportunities to serve with non-profit or other civic organizations. Any New Mountain Access Person or Senior Advisor who is invited to serve as a director or board observer of any public or private entity, whether or not affiliated with New Mountain, must promptly notify and secure the consent of the CCO prior to being nominated and accepting any such directorship or observation rights (or permitting a public announcement or regulatory filing of the same). In the event that the Firm approves such request, the company in question shall immediately be placed on New Mountain’s “Restricted List” (as hereinafter defined) in the case of companies which issue securities or other investment instruments, or otherwise flagged for special review and monitoring for potential conflicts.[5]

2.

Except with the prior written approval of the CCO, a New Mountain Access Person or Senior Advisor may not act as an officer, general partner, consultant, agent, representative, trustee or Access Person of any business other than New Mountain or an affiliate of New Mountain.

[5]	The CCO shall maintain a log of all outside positions (whether or not affiliated with New Mountain Employees and New Mountain BDC Directors) in order to monitor for conflicts of interest.

3.

Except with the prior written approval of the CCO, Access Persons may not have a monetary interest, as principal, co-principal, agent, shareholder, or beneficiary, directly or indirectly, or through any substantial interest in any other corporation, partnership or business unit, in any transaction that conflicts with the interests of New Mountain or its Clients.

4.	Except with the prior written approval of the CCO, Access Persons may not invest in any IPO or Private Placement.

5.

No New Mountain Access Person, except in the course of the rightful exercise of his or her job duties and responsibilities, shall reveal to any other person information regarding any Advisory Client or any security transactions being considered, recommended, or executed on behalf of any Advisory Client.

6.

No Advisory Person, except in the course of the rightful exercise of his or her duties, shall reveal to any other person information regarding New Mountain, any New Mountain Portfolio Security or any security transactions being considered, recommended or executed on behalf of any other New Mountain Advisory Client.

7.

No Advisory Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing, to the extent known, the interest of the Firm or any New Mountain Employee, if any, in such Securities or the issuer thereof, including, without limitation (i) any direct or indirect beneficial ownership of any securities of such issuer; (ii) any contemplated transaction by such person in such securities; and (iii) any present proposed relationship with such issuer or its affiliates.

8.

Subject to certain exceptions permitted by applicable law, New Mountain BDC shall not, directly or indirectly extend, maintain or arrange for the extension of credit or the renewal of an extension of credit, in the form of a personal loan to any officer or director of New Mountain BDC. Any Access Person or New Mountain BDC Director who becomes aware that New Mountain BDC may be extending or arranging for the extension of credit to a director or officer, or person serving an equivalent function, should discuss the situation with the CCO to ensure that the extension of credit is in accordance with this Code of Ethics and applicable law.

9.	No Access Person or New Mountain BDC Director shall engage in Insider Trading (as defined in the “Inside Information Policy”) whether for his or her own benefit or for the benefit of others.

10.

No Access Person may communicate material, nonpublic information concerning any Security to anyone unless it is properly within his or her duties to do so. No New Mountain BDC Director may communicate material, nonpublic information concerning any New Mountain BDC Portfolio Security to anyone unless it is properly within his or her duties to do so.

11.

Each Access Person shall annually complete an “Outside Business Activities and Affiliations Certification” and return the completed certification to New Mountain’s CCO (or a Compliance Representative) using the PTCC system. Each Access Person shall supplement the annual questionnaire as necessary to reflect any material change(s) between annual filings.

12.	Every Access Person must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.

13.

Access Persons are required to disclose to the CCO all personal securities holdings immediately upon commencement of employment (which shall include all personal securities holdings of the Access Person’s Family Members), and in no case later than ten (10) days beyond the Access Person’s start date. Access Persons are also required on a quarterly basis and no later than thirty (30) days after each quarter end to file a report indicating any transactions made in any Reportable Securities. On an annual basis, each Access Person must disclose to the CCO all personal holdings of Reportable Securities. Each of the initial, quarterly, and annual reports is facilitated on Compliance Science (“PTCC”), the Code of Ethics platform adopted by New Mountain.

14.

The intentional creation, transmission or use of false rumors is inconsistent with the Firm’s commitment to high ethical standard and may violate the antifraud provisions of the Advisers Act[6], among other securities laws of the United States. Accordingly, no Access Person may maliciously create, disseminate or use false rumors. This prohibition covers oral and writing communications, including the use of electronic communication media such as e-mail, PIN messages, instant messages, text messages, blogs and chat rooms. Because of the difficulty in identifying “false” rumors, the Firm discourages Access Persons from creating, passing or using any rumor.

15.

At its discretion, New Mountain may choose to engage service providers to perform a number of important services for the Funds, such as serving as administrator, pricing agent, proxy voting agent, and/or fund accountant. These service providers may provide various functions including, but not limited to, financial reporting, tax and regulatory services; books and records creation and management; value portfolio securities and accounts; regulatory filings preparations; and client proxies voting. When a service provider is utilized, New Mountain retains its fiduciary responsibilities for the delegated services. As a result, New Mountain will review, on at least an annual basis, each service provider’s overall compliance program for compliance with the federal securities laws to confirm that service providers are taking reasonable steps to comply with New Mountain’s specific policies and procedures. As part of its review, New Mountain will also make reasonable attempts to identify, and disclose where applicable, any affiliations and related conflicts of interest related to the use of any such service provider.

V.	CONFLICTS OF INTEREST

Conflict of interest is an area of great concern to New Mountain based on the receipt of material nonpublic information obtained by Access Persons in connection with potential transactions, a growing Investor base and New Mountain’s strategic relationships especially with respect to new Associates, Senior Advisors and Expert Networks. In an effort to understand all the relationships that New

[6]	See Section 206 of the Advisers Act.

Mountain’s Access People have which may lead to a potential conflict of interest between New Mountain and the Funds advised by New Mountain, Access Persons will be required to complete a Conflicts of Interest Questionnaire upon hire and on an annual basis thereafter. The questionnaire is designed to identify whether New Mountain’s Access Persons or their Family7 have potential conflicts with Financial Services Companies, Service Providers, Investors, non-New Mountain Board of Director positions, prior employers/prior employment activities and Family affiliations with public companies. The questions and subsequent responses will assist New Mountain in identifying, compiling and addressing potential conflicts of interest, the results of which will be maintained by the Compliance staff in a NMC Conflicts of Interest Matrix.

VI.	ACKNOWLEDGEMENT

Unless New Mountain has distributed and received an acknowledgement with respect to a revised version of the Code and IA Compliance Manual, each Access Person must certify in writing at least annually (upon request by New Mountain) that he or she has read, understands, is subject to and has complied with the IA Compliance Manual, including the Code (in the form attached as Attachment D). Any Access Person who has any questions about the applicability of the Code to any particular situation should contact the CCO.

VII.	REPORTING SUSPECTED VIOLATIONS, COMPLAINTS, AND CONCERNS

While compliance with the provisions of the Code is anticipated, Access Persons should be aware that in response to any violations, the Firm shall take whatever action is deemed necessary under the circumstances including, without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to client accounts, disgorgement of profits deemed improper, or, in more serious cases, Employee suspension or termination. Moreover, Access Persons are required to report any violation(s) of the Code or of the IA Compliance Manual or any other inappropriate conduct to the CCO (or a Compliance Representative). The Firm prohibits retaliation against any such personnel who, in good faith, seeks help or reports known or suspected violations, including Employees who assist in making a report or who cooperate in an investigation. Any Employee who engages in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.

C.	GENERAL POLICY

The Firm encourages Employees, contractors, subcontractors or agents of the Firm (“Reporting Persons”) to report (1) concerns regarding any act or failure to act by an Employee, contractor, subcontractor or agent of any of the New Mountain registered investment advisers (the “Advisers”) that could constitute (a) a potential violation of any rule or regulation of the Securities and Exchange Commission, (b) a potential violation of any provision of state or federal law (including fraud against, or violations of fiduciary duty) or (c) a potential violation of any Adviser policies or procedures, including compliance policies, and (2) complaints and concerns regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Each matter reportable under either (1) or (2) of this paragraph will be referred to as a “Suspected Violation” for purposes of this policy.

7 Family includes your spouse or domestic partner, children, parents, siblings and in laws, whether or not you share the same household, and any other person with whom you share the same household. Note that this definition of Family is broader than the definition of Family Member which is used throughout the rest of NMC’s Code of Ethics.

D.	PROCEDURES

Any Reporting Person or Adviser personnel believing a Suspected Violation is occurring or has occurred is encouraged to report that information either to the CCO or a Compliance Representative, or report the Suspected Violation to New Mountain’s Whistleblower Hotline as described below.

A.	Whistleblower Hotline

In accordance with Section 21F of the Securities Exchange Act of 1934, New Mountain has established a whistleblower program that provides a means for Employees to anonymously report a Suspected Violation of the federal securities laws which pertain to the Firm. The Whistleblower Hotline is managed on a confidential and anonymous basis by Convercent, Inc., an independent firm unaffiliated with the Firm.

Complaints or concerns regarding the Advisers may be reported, either through a web-based portal or by calling a toll-free number and leaving a message. Voices in messages left at the toll-free number are slightly distorted to protect the caller’s identity. Please visit the following link for more information: http://www.mysafeworkplace.com/.

All messages will be reviewed on a confidential basis by the Fund’s Audit Committee Chairman, an individual who is independent from the Fund and the Adviser. Upon leaving a message, Reporting Persons will be provided with a code that will allow such person(s) to anonymously follow up on the reported violation and check whether the Audit Committee Chairman has asked for clarification or has follow-up questions.

The whistleblower hotline can be accessed through the following methods:

•	Web Portal: http://www.mysafeworkplace.com/
•	Toll Free Voicemail: 1-800-461-9330

New Mountain encourages open communications with respect to ethical matters and business practices and specifically prohibits retaliatory action against parties who, in good faith, initiate communications about such matters.

The whistleblower hotline is an enhancement to New Mountain’s existing Code of Ethics (the “Code”) which requires Access Persons to report any violation(s) of the Code or of the IA Compliance Manual or any other inappropriate conduct to the CCO (or a Compliance Representative). The whistleblower hotline does not replace other sources available to Employees to voice their complaints or concerns, such as supervisors, managers, and human resources staff; rather it is an alternate channel available on an anonymous basis to Employees 24 hours a day, 365 days a year.

B.	CCO Reporting

The information can be communicated verbally by calling the CCO or submitted in written form with the details of the alleged Suspected Violation specified. The CCO shall keep the name of the Reporting Person confidential. Suspected Violations may be communicated on an anonymous basis.

Upon receiving information about a Suspected Violation, the CCO shall undertake a preliminary investigation to determine if the information can be substantiated. Complaints and concerns that are determined to relate to the Fund will be reported promptly to the Fund’s Board of Directors (the

“Board”) and concerns related to Accounting Matters will also be reported promptly to the Audit Committee. The Audit Committee or its designee will evaluate the merits of any concerns or complaints related to Accounting Matters received by it and authorize such follow-up actions, if any, as it or its designee deems appropriate to address the substance of the concern or complaint, including an investigation. The Audit Committee shall be permitted, at its sole discretion, to retain the assistance of any other person, including any outside counsel or any other specialists or advisers, in connection with its review of any complaints related to Accounting Matters.

Reporting Persons will be kept informed of the status of the investigation by the CCO. The CCO will report details of the Suspected Violation to the persons under investigation (unless the CCO believes that doing so would compromise the investigation) and appropriate management.

In order to monitor whether the Reporting Person is being subjected to reprisals or retaliation, the CCO shall from time to time contact the Reporting Person (if the Reporting Person’s identity is known) to determine whether any changes in the Reporting Person’s work situation have occurred as a result of providing such information. If the CCO determines that any reprisal or retaliation has occurred, a report of this shall be made to appropriate management if the Reporting Person consents. Any Reporting Person who feels he or she has been the subject of reprisal or retaliation because of his or her providing information should immediately notify the CCO. See “Freedom to Report (no retaliation)” below.

In addition to the CCO, Reporting Persons may also contact another member of the New Mountain’s senior management or the Chairman of the Audit Committee.

Any Employee who is dissatisfied with the results of any internal investigation initiated because of his or her report retains the right to report any Suspected Violation reported in good faith to appropriate regulatory and law enforcement authorities.

VIII.	FREEDOM TO REPORT (NO RETALIATION)

The Adviser and any Employee, contractor, subcontractor, or agent of the Adviser or any of their respective affiliates, is prohibited from discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating against a Reporting Person in the terms and conditions of the Reporting Person’s employment because of any lawful act done by the Reporting Person to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Reporting Person reasonably believes is reportable under these procedures. As such, employment agreements, confidentiality agreements, and similar agreements with Employees shall not prohibit Employees from communicating with the SEC without the prior authorization of New Mountain, for example. It is the policy of the Adviser to encourage Reporting Persons to report Suspected Violations. Reporting Persons have the option, and are encouraged to, report any Suspected Violations to the CCO with confidentiality. This policy is intended to create an environment where Reporting Persons can act without fear of reprisal or retaliation from New Mountain or any subsidiary or affiliate thereof.

IX.	RECORDKEEPING

The CCO will maintain a confidential record of all complaints and concerns received under this policy, tracking their receipt, investigation and resolution and will report all complaints and concerns regarding Accounting Matters and the financials of each related investigation to the Fund’s Board of Directors. Copies of the reports and related documents will be maintained for seven years with the first two years in an easily accessible location. Any records relating to a report may, if necessary, be redacted (or similar steps taken) to preserve the confidentiality of the person(s) submitting the report.

X.	ADDITIONAL RESTRICTIONS AND WAIVERS BY NEW MOUNTAIN AND NEW MOUNTAIN BDC

From time to time, the CCO (or a Compliance Representative), in consultation with Senior Management, may determine that it is in the best interests of the Firm for certain Employees or other persons (i.e. consultants and/or Senior Advisors) to be subject to the Code or additional restrictions or requirements in addition those set forth in the Code. In such case, the affected persons will be notified of the additional restrictions or requirements, and will be required to abide by them as if they were included in the Code. In addition, under extraordinary circumstances, the CCO (or a Compliance Representative) may, after consultation with Senior Management, grant a waiver of certain of these restrictions or requirements contained in the Code on a case by case basis. In order for an Employee to rely on any such waiver, it must be granted in writing.

Any waiver of the requirements of the Code for executive officers of New Mountain BDC or New Mountain BDC Directors may be made only by New Mountain BDC’s board of directors or a committee of the board, and must be promptly disclosed to shareholders as required by law or relevant exchange rule or regulation as determined in consultation with New Mountain BDC’s outside legal counsel.

The CCO will maintain a log of all requests for exceptions and waivers and the determinations made with respect to such requests.

XI.	REVIEW BY BOARD OF DIRECTORS OF NEW MOUNTAIN BDC

The CCO will prepare a written report to be considered by the board of directors of New Mountain BDC (1) quarterly, that identifies any violations of the Code with respect to New Mountain BDC requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon New Mountain BDC’s and/or New Mountain’s experience under the Code, prevailing industry practices, or developments in applicable laws or regulations, and (c) certifies that New Mountain BDC and New Mountain have each adopted procedures reasonably designed to prevent violations of the Code, and of the federal securities laws in accordance with the requirements of the Advisers Act and the Company Act.

The Board of New Mountain BDC will also be asked to approve any material changes to the Code within six (6) months after the adoption of such change, based on a determination that the Code, as amended, contains policies and procedures reasonably designed to prevent violations of the federal securities laws.